Exhibit 10.11

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the 14th day of July, 2004, by and between Larry R. Mathews (“Employee”), The Peoples Holding Company, a Mississippi corporation (“Peoples”), and The Peoples Bank & Trust Company, a Mississippi banking association, an affiliate of Peoples (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company and/or Peoples desires to employ Employee on the terms and conditions set forth in this Agreement and Employee desires to be employed by the Company on such terms and conditions;

NOW, THEREFORE, in consideration of the respective representations, warranties and covenants hereinafter set forth, the parties agree as follows:

1.	EMPLOYMENT. The Company agrees to employ Employee and Employee agrees to remain in the employ of the Company, upon the terms and subject to the conditions provided herein.

2.	TERM.

A.	This Agreement shall be effective as of the Effective Time, as defined in that certain Agreement and Plan of Merger dated July 14, 2004, by and among the Company and Peoples and Heritage Financial Holding Corporation (“Heritage Corporation”) and Heritage Bank (the “Merger Agreement”) (the “Employment Effective Date”). This Agreement shall be null and void ab initio and of no further force and effect if the Effective Time does not occur or the Merger Agreement is terminated prior to the Effective Time.

B.	Unless earlier terminated as provided herein, Employee’s employment under this Agreement shall be for a term of five (5) years, and such extension periods as may be applicable pursuant to this Section 2 (the “Term”), commencing on the Employment Effective Date. This Agreement shall be automatically extended for additional one (1)-year periods, unless the Company or Peoples gives notice of intent not to renew at least six (6) months prior to the fifth (5th) anniversary of this Agreement or prior to any anniversary marking the end of a one (1)-year renewal term hereunder.

3.	POSITION, DUTIES AND RESPONSIBILITIES.

A.	Employee shall serve as President of the Alabama Division of The Peoples Bank & Trust Company (the “Alabama Division”) or in such other capacity or capacities as shall be mutually agreed upon in writing from time to time by Employee and Company. Employee shall report directly to the President and Chief Executive Officer of Peoples (the “Peoples CEO”) and to the Board of Directors of Peoples.

B.	Employee’s duties shall include the responsibility for the operations of the Alabama Division consistent with Peoples’ policies as they currently exist and as they may change over time and such other duties as may from time to time be delegated to Employee by the Peoples CEO. Employee shall perform services when and as directed by the Company and the Peoples CEO and as more fully described below. Except with Employee’s prior written consent, Employee’s assigned duties shall not be inconsistent with his position.

C.	Employee shall devote substantially all of his business time, attention and efforts in the faithful performance of his duties hereunder. Employee may devote reasonable periods of time to serve as a director or advisor to other organizations, to charitable and community activities, and to managing his personal investments, provided that such activities do not materially interfere with the performance of his duties to the Company or Peoples and are not competitive with the interests of the Company or Peoples.

D.	Subject to the policies, procedures and code of ethics of Peoples as in effect from time to time, the budget of the Alabama Division then in effect and all applicable laws and regulations, Employee shall have exclusive authority over recruiting, hiring, firing and setting compensation of all employees of the Alabama Division.

E.	Employee represents and warrants that he is not bound by any employment, consulting, non-competition, confidentiality, finders, marketing or other agreement or arrangement that would, or might reasonably be expected to, prohibit or restrict him from performing his duties and obligations.

4.	COMPENSATION AND BENEFITS.

A.	The Company and/or Peoples shall pay Employee an annual salary of Two Hundred Thirty-Two Thousand Dollars ($232,000), payable in equal installments in accordance with the Company and/or Peoples’s regular payroll policy, subject to tax withholding for such taxes as may be required by law to be withheld. Employee may receive bonuses in accordance with Peoples’ policies in effect from time to time and may be eligible for salary increases as may be mutually agreeable from time to time. Employee’s annual salary may not be decreased at any time below $232,000 without the written consent of Employee.

B.	Employee is authorized to incur necessary and customary expenses in connection with the business of the Company, including expenses for entertainment, trade association meetings, travel, promotion and similar matters, consistent with Peoples’ and the Company’s policies as in effect from time to time. The Company and/or Peoples will pay or reimburse Employee for such expenses upon presentation by Employee of appropriate records to verify such expense.

C.	Employee shall be entitled to the use of a leased or Company-owned six-passenger motor vehicle, subject to the Company’s policies. Employee shall be entitled to all reasonable operating and maintenance expenses for such vehicle subject to the Company’s policies.

D.	Employee shall be entitled to the use of a cellular telephone and to reimbursement of all reasonable expenses related to use of such cellular telephone, subject to the Company’s policies.

E.	The Company and/or Peoples shall reimburse Employee for expenses for dues and capital assessments for membership in the Greystone Golf & Country Club and for other civic club memberships, as authorized by the Board of Directors of the Company; provided that if Employee ceases his membership in any such club and any bond or other capital payment made by the Company (or its predecessors) are repaid to Employee, Employee shall pay over such payments to the Company.

F.	Employee shall be entitled to four (4) weeks of paid vacation per year. The vacation to which Employee is entitled pursuant to this Section 2.9 shall be available under the same terms and conditions as are applicable to similarly situated executive personnel of the Company. Employee shall take into consideration the needs of the Company, Peoples and their affiliates in setting his vacation schedule.

G.	Employee shall also be entitled to participate in such plans, programs, policies and practices as may be sponsored or maintained, from time to time, by the Company or Peoples for the benefit of similarly situated executives or employees. All prior years of service with Heritage Corporation, Heritage Bank and their affiliates shall be counted for vesting and eligibility purposes under such plans, programs, policies and practices.

5.	TERMINATION.

A.	If Employee becomes physically or mentally Disabled, as determined in the good faith judgment of the Board of Directors of the Company, Employee’s employment may be terminated upon sixty (60) days written notice. The term “Disability” shall mean Employee’s physical or mental incapacity that renders him incapable of performing the essential functions of the duties required of him by this Agreement for one hundred fifty (150) or more consecutive days, even with reasonable accommodation.

B.	Employee may be terminated for cause (“Cause”) by the Company if:

1.	Employee is convicted of, or enters a plea of nolo contendere with respect to, a felony or a crime involving moral turpitude or unethical conduct that, in the good faith opinion of the Board of Directors of the Company, would materially impair Employee’s ability to perform his duties hereunder or would reasonably be expected to materially impair the business reputation of Peoples, the Company or any of their affiliates;

2.	In the good faith opinion of the Board of Directors of the Company, Employee has intentionally failed to perform the duties reasonably assigned to him and such failure is not cured within thirty (30) days of receipt by Employee of written notice thereof, provided Employee’s assigned duties shall not be inconsistent with his position;

3.	Employee willfully and knowingly violates any statute, rule or regulation under the federal banking laws or the banking laws of any state that, in the good faith opinion of the Board of Directors of the Company, would materially impair Employee’s ability to perform his duties hereunder or would reasonably be expected to materially impair the business reputation of Employee, Peoples, the Company or any of their affiliates; or

4.	In the good faith opinion of the Board of Directors of the Company, Employee materially breaches any provision of this Agreement and such failure is not cured within thirty (30) days of receipt by Employee of written notice thereof.

C.	Employee may terminate Employee’s employment upon written notice to the Company at any time for Good Reason. The term “Good Reason” shall mean (i) a significant diminution of duties from those assigned to Employee at commencement of this Agreement, (ii) a relocation of Employee outside of the counties of Jefferson and Shelby, Alabama, without Employee’s consent, (iii) the failure by the Company to elect Employee the President of the Alabama Division throughout the term of this Agreement, (iv) any material breach of this Agreement by the Company which is not cured within thirty (30) days of receipt by the Company of written notice thereof, (v) for any reason within one hundred eighty (180) days after the occurrence of a Change in Control (as hereinafter defined), or (vi) following a Change in Control, a reduction in Employee’s base salary or any failure to pay Employee any compensation or benefits to which he is entitled within five (5) days of the date due, or the failure by the Company and Peoples to (A) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which Employee was participating at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to Employee or (B) provide Employee with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program, policy and practice in which Employee was participating at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter.

1.	The term “Change in Control” shall have the meaning ascribed to it under The Peoples Holding Company 2001 Long-Term Incentive Plan, as the same may be amended, modified, superceded, restated or replaced, from time to time.

2.	If Employee terminates for Good Reason under Section 5(C)(i), (ii), (iii) or (iv) hereof, then the Company and/or Peoples shall pay Employee: (i) an amount equal to his annual base salary at the time of termination; (ii) an amount equal to his average bonus for the immediately preceding two (2) whole calendar years; and (iii) an amount equal to the then current annual lease payment on the motor vehicle described in Section 4(C) (collectively, the “Post-Termination Payment Amount”). The Company and/or Peoples shall also pay Employee’s COBRA premium for a period of one (1) year (the “COBRA Payments”). The Post-Termination Payment Amount and the COBRA Payments will paid during the twelve-month period following the date of termination in equal installments in accordance with the Company’s and/or Peoples’ regular payroll policy subject to tax withholding for taxes as required by law. If Employee terminates for Good Reason pursuant to Section 5(C)(v) or Section 5(C)(vi) hereof, the Company and/or Peoples shall pay Employee the payments and provide the benefits set forth in Section 5(F) below, in lieu of the provision of the Post-Termination Payment and the COBRA Payment hereunder (subject to section 5.F.4. herein.).

D.	The Company may terminate Employee’s employment without cause and Employee may terminate employment without Good Reason, each upon four (4) weeks notice to the affected party. If Employee is terminated without cause, Employee will be entitled to receive the Post-Termination Payment Amount and the COBRA Payments. The Post-Termination Payment Amount and the COBRA Payments will be paid during the twelve-month period following the date of termination and in equal installments in accordance with the Company’s or Peoples’ regular payroll policy subject to tax withholding for taxes as required by law. If Employee terminates employment without Good Reason, the Company and/or Peoples shall pay or provide the amounts and benefits specified in Section 5(E) hereof.

E.	If Employee’s employment is terminated under Section 5(A) or 5(B) or Employee terminates employment in accordance with Section 5(D) hereof, then the Company and/or Peoples shall pay to Employee his salary through the date of termination as well as any benefits to which Employee may be entitled as of the date of termination under the benefit plans referred to in Sections 4 and 9 hereof or such greater amounts as may be required under applicable law.

F.	If (i) a Change in Control occurs after the date hereof and during the Term of this Agreement, and (ii) within three (3) years after such Change in Control (such three (3)-year period referred to herein as the “Change in Control Period”) either the Company or Peoples shall terminate Employee’s employment without Cause, or Employee shall terminate employment with the Company or Peoples for Good Reason, then Employee shall be entitled to the benefits provided below.

1.	“Accrued Obligations”: No later than the tenth (10th) business day following the date of termination, the Company and/or Peoples shall pay to Employee the sum of (i) Employee’s annual base salary prorated through the date of termination to the extent not previously paid, and (ii) any accrued vacation pay to the extent not previously paid.

2.	“Severance Amount”: Subject to adjustment as provided in Section 5(F)(4) hereof, the “Severance Amount” shall be an amount equal to 2.99 times Employee’s annual base salary in effect on the business day prior to the date of termination, plus 2.99 times Employee’s average annual bonus for the period of Employee’s employment with Heritage Corporation and Heritage Bank. The Company and/or Peoples shall within five (5) days of the date of termination set aside the Severance Amount in escrow for a period of not more than three (3) years with an escrow agent selected by the Company and/or Peoples and such escrow agent shall pay the Severance Amount to Employee, beginning on the tenth (10th) business day following the date of termination, in equal monthly installments, together with interest earned and received by the escrow agent since the date of last payment, with the number of total payments being equal to the number of whole months in the period commencing as of the date of termination and ending as of the last day of the Change in Control Period. The escrow agent will be directed to invest the Severance Amount (and any interest earned thereon) in (i) obligations issued or unconditionally guaranteed by the Government of the United States, (ii) certificates of deposit and interest-bearing deposit accounts of any domestic bank or trust company which has a combined capital and surplus of at least $200,000,000, (iii) certificates of deposit with a maturity not to exceed ninety (90) days or (iv) such other investments as may be approved in writing by the Company and Employee. In the event of Employee’s death after a termination for which a Severance Amount is payable, the escrow agent shall continue to pay to Employee’s spouse or other named beneficiary the remaining obligation owed Employee under the terms of this Agreement and the escrow agreement. The Company and/or Peoples may, however, at its option, elect to pay the Severance Amount to Employee, or in the event of his death, his spouse or other named beneficiary, in the form of a lump-sum cash payment on or before the date the first monthly payment is due; or the Company and/or Peoples, at its option, at anytime during the term of the escrow agreement, may direct the escrow agent to pay Employee, Employee’s spouse, or named beneficiary, as the case may be, the then remaining balance of the Severance Amount, plus any accrued and accumulated interest thereon, in the form of a lump-sum cash payment, and the rights and obligations of all parties under both this Agreement and escrow agreement shall be terminated.

The severance amount set aside in escrow shall be invested according to the provisions of an escrow agreement and the interest earned included in the amount payable to Employee. All interest earned on the account shall be paid to Employee following the final severance payment.

3.	“Other Benefits”: To the extent not previously provided, the Company and/or Peoples shall timely pay or provide to Employee and/or Employee’s family any other amounts or benefits required to be paid or provided pursuant to any separate plan, program, policy or practice or contract or agreement of the Company or Peoples in which Employee participated or under which Employee was covered as of the date of the termination of employment.

4.	“Adjustment”: The Severance Amount and any other benefits provided under this Section 5(F), except those benefits required to be provided by law or under the terms of any separate plan, policy, program or arrangement in which Employee participated or under which Employee was covered as of the date of the termination of employment, shall be prorated using the ratio of the number of days remaining in the Change in Control Period as of the date of Employee’s termination of employment over the total number of days in such period; provided, however, in no event shall the so prorated Severance Amount be less than the amount that would have then been payable to Employee under Sections 5(C) or (D) if termination were pursuant to either such section and no Change of Control had occurred.

5.	“Excess Parachute Payment”: Anything herein to the contrary notwithstanding, in the event that an independent accountant shall determine that any payment or distribution by the Company, Peoples or their affiliates to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms hereof or otherwise) (a “Payment”) would be nondeductible by the Company, Peoples or their affiliates for Federal income tax purposes because of Code §280G or would constitute an “excess parachute payment” (as defined in Code §280G), then the aggregate present value of amounts payable or distributable to or for the benefit of Employee pursuant hereto or pursuant to any other agreement with the Company, Peoples or their affiliates because of the occurrence of a Change in Control (such payments or distributions are hereinafter referred to as “Agreement Payments”) shall be reduced (but not below zero) to the Reduced Amount.

For purposes of this paragraph, the “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any payment to be nondeductible by the Company, Peoples or their affiliates because of Code §280G or without causing any portion of the Payment to be subject to the excise tax imposed by Code §4999.

If the independent accountant reasonably acceptable to the Company and Employee determines that any Payment would be nondeductible by the Company, Peoples or their affiliates because of Code §280G or that any portion of the Payment would be subject to the excise tax imposed by

Code §4999, the Company shall promptly give Employee notice to that effect. Employee may then elect, in Employee’s sole discretion, which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Agreement Payments equals the Reduced Amount, and shall advise the Company in writing of Employee’s election within ten (10) days after Employee’s receipt of such notice. If no such election is made by Employee within such ten (10) day period, the Company may elect which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Agreement Payments equals the Reduced Amount) and shall notify Employee promptly of such election. For purposes of this paragraph, present value shall be determined in accordance with Code §280G(d)(4).

All determinations made by the independent accountant under this paragraph shall be binding upon the Company and its affiliates and Employee and shall be made within sixty (60) days of a termination of employment of Employee. As promptly as practicable following such determination and the elections hereunder, the Company, Peoples or their affiliates, as applicable, shall pay to or distribute to or for the benefit of Employee such amounts as are then due to Employee hereunder and shall promptly pay to or distribute for the benefit of Employee in the future such amounts as become due to Employee hereunder.

As a result of the uncertainty in the application of Code §§280G and 4999 at the time of the initial determination by the independent accountant hereunder, it is possible that Agreement Payments will be made by the Company, Peoples and/or their affiliates which should not have been made (“Overpayment”) or that additional Agreement Payments which have not been made by the Company, Peoples and/or their affiliates should have been made (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the independent accountant, based upon the assertion of a deficiency by the

Internal Revenue Service against Employee, the Company, Peoples or any of their affiliates which the independent accountant believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Employee which Employee shall repay to the Company, Peoples or their affiliates, as applicable, together with interest at the applicable Federal rate provided for in Code §7872(f)(2); provided, however, that no amount shall be payable by Employee to the Company, Peoples or their affiliates, as applicable, if and to the extent such payment would not reduce the amount which is subject to taxation under Code §4999 or if the period of limitations for assessment of tax under Code §4999 against Employee shall have expired. If Employee is required to repay an amount under this Section, Employee shall repay such amount over a period of time not to exceed one (1) year for each Twenty-Five Thousand Dollars ($25,000.00) which Employee must repay to the Company, Peoples or their affiliates, as applicable. In the event that the independent accountant, based upon controlling precedent, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company, Peoples or their affiliates, as applicable, to or for the benefit of Employee together with interest at the applicable Federal rate provided for in Code §7872(f)(2)(A).

The Company and/or Peoples shall bear all costs the independent accountants may incur in connection with any calculations contemplated herein.

6.	If this Section 5(F) applies, Employee shall not be entitled to receive any payments or benefits under Section 5(C), 5(D) or 5(E) hereof.

G.	If this Agreement terminates or expires in accordance with Section 2(B) hereof, Employee’s employment and the obligations of Peoples and the Company hereunder shall cease and Employee shall be entitled to receive the payments and benefits described in Section 5(E) hereof.

6.	NON-COMPETITION.

A.	In consideration of the salary and benefit payments to be made to Employee under the terms of this Agreement, Employee hereby covenants to the Company and/or Peoples that during the Restricted Period (as hereinafter defined), he shall not, except on behalf of the Company and/or Peoples and its affiliates directly or indirectly, in his own capacity or through any other Person, whether as owner, consultant, executive, partner, member, manager, officer, director, venturer, agent, through stock ownership, investment of capital, lending of money or property, rendering of services (including, without limitation, rendering services as an employee) or otherwise, engage in the Business (as hereinafter defined) or any business similar thereto in the Territory (as hereinafter defined).

B.	During the Restricted Period, Employee covenants that he will not, directly or indirectly, in his own capacity or through any other Person (as defined above) (i) solicit or contact for business purposes any existing customer, supplier, or prospective customer or supplier, of the Company, Peoples or any of their affiliates for the purpose of competing with the Business for himself or for any other Person, (ii) induce, or attempt to induce, any employees, agents, consultants or suppliers of or to the Company, Peoples or any of their affiliates, or any other Person to do anything from which Employee is restricted by reason of this Section 6, (iii) interfere with existing or proposed agreements or other arrangements, or knowingly interfere with future agreements or other arrangements, between the Company, Peoples or any of their affiliates on the one hand and any other Person on the other hand or (iv) induce, attempt to induce, solicit, offer or aid others to offer employment or engagement as a consultant or agent to anyone who is an employee, agent or consultant of or to the Company, Peoples or any of their affiliates.

C.	“Territory” means the counties of Jefferson, Madison, Morgan and Shelby, Alabama or any other county in which Employee may be assigned to work for the Company, Peoples or their affiliates.

D.	The “Restricted Period” means:

1.	The period beginning with the date Employee commences employment and ending two (2) years after Employee ceases to be an employee of the Company, Peoples or any of their affiliates; however, this Subsection (D)(1) shall not apply if Subsection (D)(2) or (D)(3) apply.

2.	If Employee is terminated under Section 5(C) or 5(D) hereof and such termination is not in connection with a Change in Control, then the Restricted Period means the period beginning with the date Employee commences employment and ending one (1) year from the date of termination.

3.	If the termination occurs pursuant to Section 5(F), then the Restricted Period means the period beginning with the date Employee commences employment and ending three (3) years after the date hereof.

E.	“Business” means commercial banking or the lending of money, to the extent actively engaged in by the Alabama Division of the Company or Peoples during the Restricted Period.

F.	The Restricted Period shall be extended by the period of time, if any, during which Employee is in violation of Employee’s obligations under this Section 6. If Employee violates the provisions of this Section 6, then, in addition to, and not in lieu of, any other remedy available to the Company, Peoples or their affiliates, any obligation of the Company and/or Peoples to make any payment under Section 5 including, without limitation, any remaining payments of the Post-Termination Payment Amount, the Severance Amount and/or COBRA Payments shall terminate.

G. 1.	Employee acknowledges that a breach of the covenants contained in this Agreement, including the covenants contained in this Section 6, may cause irreparable damage to the Company, Peoples or their affiliates, the amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Employee agrees, that, in addition to any other remedy which may be available at law or in equity, the Company, Peoples and each affiliate shall be entitled to specific performance and injunctive relief to prevent any actual, intended or likely breach. The parties acknowledge that the time, scope and other provisions of this Section 6 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable for a transaction of the nature provided for in the Merger Agreement and payments to Employee under Section 3 of this Agreement.

2.	Company and Peoples acknowledge that a breach of the covenants contained in this Agreement may cause irreparable damage to Employee, the amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Company and Peoples agree, that, in addition to any other remedy which may be available at law or in equity, Employee shall be entitled to specific performance and injunctive relief to prevent any actual, intended or likely breach. Company and Peoples further agree that, upon a breach of the covenants contained in this Agreement, Employee will not be subject to the provisions of this Section 6, including, but not limited to, the Restricted Period. The parties acknowledge that the time, scope and other provisions of this Agreement have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable for a transaction of the nature provided for in the Merger Agreement and payments to Employee under Section 3 of this Agreement.

H.	In the event that the agreements in this Section 6 or any other provision contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable such agreements or provisions shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action so as to be enforceable to the extent consistent with then applicable law.

I.	Nothing in this Section 6 shall prevent Employee from owning not more than five percent (5%) of the outstanding capital stock or other equity interests of (i) any publicly-owned corporation or other entity, including those engaged in the Business or (ii) any non-publicly traded community banks so long as, in each case, Employee is not in control of such corporation or entity, or does not serve as a director, officer, employee, agent or consultant to such corporation or other entity.

7.

DISCLOSURE OF INFORMATION. Employee shall not, at any time during the term of Employee’s employment at the Company, Peoples or at any affiliate or thereafter, disclose to any Person, except as required by law, any non-public information (including, without limitation, non-public information obtained prior to the date hereof) concerning the business, clients or affairs of the Company or Peoples, or any affiliate of the Company or Peoples, for any reason or purpose whatsoever. Employee shall not make any use of any of such non-public information for his own purpose or for the benefit of any Person except the Company and/or Peoples. Upon the termination of Employee’s employment at the Company, Employee shall return to the Company all property of the Company or Peoples and any affiliate of the Company or Peoples then in the possession of Employee and all books, records, computer tapes, discs or other electronic media and all other material containing non-public information concerning the business, clients or affairs of the Company, Peoples or any affiliate of the Company or Peoples. Employee shall not retain copies of any material required to be returned to the Company.

8.	INTELLECTUAL PROPERTY. Employee shall promptly disclose, grant and assign to the Company for its use and benefit any and all marks, designs, logos, inventions, improvements, business processes, technical information and suggestions relating in any way to the business conducted by the Company or Peoples, or any affiliate of the Company or Peoples, which he may develop or which may be acquired by Employee during the Term of Employee’s employment at the Company (whether or not during usual working hours), together with all trademarks, patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or upon any such mark, design, logo, invention, improvement, process or technical information. In connection therewith:

A.	Employee shall without charge, but at the expense of the Company and/or Peoples, promptly at all times hereafter execute and deliver such applications, assignments, descriptions and other instruments as may be necessary or proper in the opinion of the Company to vest title to any such marks, designs, logos, inventions, improvements, business processes, technical information, trademarks, patent applications, patents, copyrights or reissues thereof in the Company and to enable them to obtain and maintain the entire right and title thereto throughout the world;

B.	Employee shall render to the Company and/or Peoples at its expense all such assistance as it may require in the prosecution of applications for said trademarks, patents, copyrights or reissues thereof, in the prosecution or defense of interferences which may be declared involving any said trademarks, applications, patents or copyrights and in any litigation in which the Company, Peoples or any of their affiliates may be involved relating to any such trademarks, patents, inventions, improvements, processes or technical information; and

C.	for the avoidance of doubt, the foregoing provisions shall be deemed to include an assignment of future copyright in accordance with Section 201 of the Copyright Act of 1986 and any amendment or re-enactment thereof relating in any way to the business conducted by the Company or Peoples or any affiliate of the Company or Peoples.

9.	SUCCESSOR BENEFITS. Subject to and in accordance with the terms of the Merger Agreement, the Company or Peoples, as the case may be, shall:

A.	Assume the Stock Option Plan, as defined in the Merger Agreement, and all of the obligations of Heritage Corporation and Heritage Bank thereunder in accordance with Section 5.22 of said agreement; it is expressly acknowledged by Peoples and the Company that all stock options issued to Employee under such plan shall be fully vested as of the Effective Time, as defined in the Merger Agreement.

B.	Assume the obligation of Heritage Corporation and Heritage Bank to pay the bonus or bonuses that shall be payable to Employee for the period ending December 31, 2004, pursuant to the terms and provisions of Section 2.1 and 2.2 of the Employment Agreement by and among Employee, Heritage Corporation and Heritage Bank, dated January 23, 2003.

10.	HEADINGS. Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.	INTEGRATED AGREEMENT. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no other agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein or provided for herein.

12.	AMENDMENTS. This Agreement may be amended or modified at any time in any or all respects, but only by an instrument in writing executed by the parties hereto.

13.	CHOICE OF LAW. The validity of the Agreement, the construction of its terms, and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Alabama excluding conflicts of law principles.

14.	NO STRICT CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their collective mutual intent, and no rule of strict construction shall be applied against any person. The term “including” as used herein shall be by way of example and shall not be deemed to constitute a limitation of any term or provision contained herein.

15.	ATTORNEY’S FEES AND COSTS. If an action at law or in equity is necessary to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, court costs and other expenses, in addition to any other relief to which such party may be entitled.

16.	NOTICES. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile to a facsimile number given below, provided that a copy is sent by a nationally recognized overnight delivery service (receipt requested), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case as follows:

If to Employee:	Larry R. Mathews
3516 Tangle Creek Circle
Birmingham, Alabama 35243
Facsimile No.: (205) 970-6340

If to the Company:	Mr. E. Robinson McGraw
President and CEO
The Peoples Holding Company
Post Office Box 709
209 Troy Street (38804)
Tupelo, MS 38802
Facsimile No.: (662) 680-1234

If to Peoples:	Mr. E. Robinson McGraw
President and CEO
The Peoples Bank & Trust Company
Post Office Box 709
209 Troy Street (38804)
Tupelo, MS 38802
Facsimile No.: (662) 680-1234

or to such other addresses as a party may designate by notice to the other parties.

17.	ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, estate, legatees and legal representatives. The rights and obligations of the Company and/or Peoples under this Agreement may be assigned to or assumed by any other Person. Employees’ rights or obligations hereunder may not be assigned to or assumed by any other Person. Any assignment by the Company and/or Peoples shall not affect Employee’s duties or responsibilities under this Agreement.

18.	SEVERABILITY. Each provision of the Agreement is intended to be severable. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect the validity or enforceability of any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein. Notwithstanding the foregoing, however, no provision shall be severed if it is clearly apparent under the circumstances that the parties would not have entered into the Agreement without such provision.

19.	SURVIVAL. The provisions of Sections 5 through 19 shall survive the termination of the employment period or termination of this Agreement.

THIS AGREEMENT shall be executed in multiple counterparts, each of which shall be deemed an original, as of the day and year first above written.

EMPLOYEE

/s/ Larry R. Mathews
Larry R. Mathews

THE PEOPLES HOLDING COMPANY

By:	/s/ E. Robinson McGraw
E. Robinson McGraw, President and
Chief Executive Officer

THE PEOPLES BANK & TRUST COMPANY

By:	/s/ E. Robinson McGraw
E. Robinson McGraw, President and
Chief Executive Officer